                                                                   EXHIBIT 10.11


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                    COMMERCIAL INDUSTRIAL SUBLEASE AGREEMENT


                                    Between


                        TRTF/CTRCRF BUILDING CORPORATION


                                      And


                               ILEX ONCOLOGY INC.

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
                               TABLE OF CONTENTS


ARTICLE 1:    DEFINED TERMS   . . . . . . . . . . . . . . . . . . . . . . .    1
     1.1      Affiliate:  . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2      Base Rent   . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.3      Commencement Date   . . . . . . . . . . . . . . . . . . . . .    1
     1.4      Construction of Improvements  . . . . . . . . . . . . . . . .    1
     1.5      Date of Lease   . . . . . . . . . . . . . . . . . . . . . . .    1
     1.6      Expense Reimbursements  . . . . . . . . . . . . . . . . . . .    1
     1.7      Guarantee   . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.8      Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.9      Lease Term  . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.10     Percentage Rent   . . . . . . . . . . . . . . . . . . . . . .    2
     1.11     Permitted Use   . . . . . . . . . . . . . . . . . . . . . . .    2
     1.12     Phase II or Phase III Facility:   . . . . . . . . . . . . . .    2
     1.13     Premises  . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.14     Renewal Options   . . . . . . . . . . . . . . . . . . . . . .    2
     1.15     Right of First Refusal for Additional Space   . . . . . . . .    2
     1.16     Tenant  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE 2:    LEASE AND LEASE TERM  . . . . . . . . . . . . . . . . . . . .    3
     2.1      Lease of Demised Premises for Lease Term.   . . . . . . . . .    3
     2.2      Delay in Commencement.  . . . . . . . . . . . . . . . . . . .    3
     2.3      Early Occupancy.  . . . . . . . . . . . . . . . . . . . . . .    3
     2.4      Holding Over.   . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE 3:    RENT AND SECURITY DEPOSIT   . . . . . . . . . . . . . . . . .    4
     3.1      Manner of Payment.  . . . . . . . . . . . . . . . . . . . . .    4
     3.2      Time of Payment.  . . . . . . . . . . . . . . . . . . . . . .    4
     3.3      Percentage Rent.  . . . . . . . . . . . . . . . . . . . . . .    4
     3.4      "Gross Sales".  . . . . . . . . . . . . . . . . . . . . . . .    4
     3.5      Sales Reports, Records and Financial Statements.  . . . . . .    5
     3.6      Good Funds Payments.  . . . . . . . . . . . . . . . . . . . .    5
     3.7      Continuous Operation and Manner of Operation.   . . . . . . .    6

ARTICLE 4:    TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     4.1      Payment by Landlord.  . . . . . . . . . . . . . . . . . . . .    6
     4.2      Improvements by Tenant.   . . . . . . . . . . . . . . . . . .    6
     4.3      Joint Assessment.   . . . . . . . . . . . . . . . . . . . . .    6
     4.4      Personal Property Taxes.  . . . . . . . . . . . . . . . . . .    6

ARTICLE 5:    INSURANCE AND INDEMNITY   . . . . . . . . . . . . . . . . . .    6
     5.1      Casualty Insurance.   . . . . . . . . . . . . . . . . . . . .    6
     5.2      Increase in Premiums.   . . . . . . . . . . . . . . . . . . .    7
     5.3      Liability Insurance.  . . . . . . . . . . . . . . . . . . . .    7

     5.4      Release.  . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.5      Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.6      Waiver of Subrogation.  . . . . . . . . . . . . . . . . . . .    8

ARTICLE 6:    USE OF DEMISED PREMISES   . . . . . . . . . . . . . . . . . .    9
     6.1      Permitted Use.  . . . . . . . . . . . . . . . . . . . . . . .    9
     6.2      Compliance with Law.  . . . . . . . . . . . . . . . . . . . .    9
     6.3      Certificate of Occupancy.   . . . . . . . . . . . . . . . . .    9
     6.4      Signs.  . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     6.5      Utility Services.   . . . . . . . . . . . . . . . . . . . . .    9
     6.6      Landlord's Access.  . . . . . . . . . . . . . . . . . . . . .   10
     6.7      Quiet Possession.   . . . . . . . . . . . . . . . . . . . . .   10
     6.8      Exemptions from Liability.  . . . . . . . . . . . . . . . . .   10

ARTICLE 7:    PROPERTY CONDITION, MAINTENANCE, REPAIRS AND
              ALTERATIONS   . . . . . . . . . . . . . . . . . . . . . . . .   11
     7.1      Property Condition.   . . . . . . . . . . . . . . . . . . . .   11
     7.2      Acceptance of Demised Premises.   . . . . . . . . . . . . . .   11
     7.3      Obligation to Repair.   . . . . . . . . . . . . . . . . . . .   11
     7.4      Alterations, Additions and Improvements.  . . . . . . . . . .   12
     7.5      Condition upon Termination.   . . . . . . . . . . . . . . . .   13

ARTICLE 8:    DAMAGE OR DESTRUCTION   . . . . . . . . . . . . . . . . . . .   13
     8.1      Notice.   . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     8.2      Partial Damage.   . . . . . . . . . . . . . . . . . . . . . .   13
     8.3      Substantial or Total Destruction.   . . . . . . . . . . . . .   14

ARTICLE 9:    CONDEMNATION  . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE 10:   ASSIGNMENT AND SUBLETTING   . . . . . . . . . . . . . . . . .   15

ARTICLE 11:   DEFAULT AND REMEDIES  . . . . . . . . . . . . . . . . . . . .   15
     11.1     Default.  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     11.2     Remedies.   . . . . . . . . . . . . . . . . . . . . . . . . .   16
     11.3     Mitigation and Reasonableness.  . . . . . . . . . . . . . . .   17
     11.4     Notice of Default.  . . . . . . . . . . . . . . . . . . . . .   17
     11.5     Limitation of Landlord's Liability.   . . . . . . . . . . . .   17

ARTICLE 12:   PROTECTION OF LENDERS   . . . . . . . . . . . . . . . . . . .   18
     12.1     Subordination.  . . . . . . . . . . . . . . . . . . . . . . .   18
     12.2     Attornment.   . . . . . . . . . . . . . . . . . . . . . . . .   18
     12.3     Signing of Documents.   . . . . . . . . . . . . . . . . . . .   18
     12.4     Estoppel Certificates.  . . . . . . . . . . . . . . . . . . .   18

ARTICLE 13:   ENVIRONMENTAL REPRESENTATIONS AND
              INDEMNITY   . . . . . . . . . . . . . . . . . . . . . . . . .   19

     13.1     Tenant's Compliance with Environmental Laws.  . . . . . . . .   19
     13.2     Tenant's Indemnification.   . . . . . . . . . . . . . . . . .   19
     13.3     Definitions.  . . . . . . . . . . . . . . . . . . . . . . . .   20
     13.4     Survival.   . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE 14:   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . .   20
     14.1     Force Majeure.  . . . . . . . . . . . . . . . . . . . . . . .   20
     14.2     Interpretation.   . . . . . . . . . . . . . . . . . . . . . .   21
     14.3     Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     14.4     Severability.   . . . . . . . . . . . . . . . . . . . . . . .   21
     14.5     Joint and Several Liability.  . . . . . . . . . . . . . . . .   21
     14.6     Incorporation of Prior Agreements; Modifications.   . . . . .   21
     14.7     Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     14.8     Attorneys' Fees.  . . . . . . . . . . . . . . . . . . . . . .   21
     14.9     Venue.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     14.10    Governing Law.  . . . . . . . . . . . . . . . . . . . . . . .   22
     14.11    Survival.   . . . . . . . . . . . . . . . . . . . . . . . . .   22
     14.12    Binding Effect.   . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE 15:   SPECIAL CONDITIONS  . . . . . . . . . . . . . . . . . . . . .   22
     15.1     EDA Grant Requirements.   . . . . . . . . . . . . . . . . . .   22
     15.2     Commitment to the Texas Research Park and Relocation.   . . .   26

ARTICLE 16:   CITY REQUIRED PROVISIONS  . . . . . . . . . . . . . . . . . .   26

EXHIBIT A     FLOOR OR SITE PLAN  . . . . . . . . . . . . . . . . . . . . .   28

EXHIBIT B     PROPERTY DESCRIPTION  . . . . . . . . . . . . . . . . . . . .   29

EXHIBIT C     RENEWAL OPTIONS   . . . . . . . . . . . . . . . . . . . . . .   30

EXHIBIT D     RIGHT OF FIRST REFUSAL  . . . . . . . . . . . . . . . . . . .   33

EXHIBIT E     GUARANTEE   . . . . . . . . . . . . . . . . . . . . . . . . .   34

EXHIBIT F     EXPENSE REIMBURSEMENTS  . . . . . . . . . . . . . . . . . . .   35

EXHIBIT G     CONSTRUCTION OF IMPROVEMENTS  . . . . . . . . . . . . . . . .   38

EXHIBIT H     METHOD OF CALCULATION OF PERCENTAGE
              RENTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

                    COMMERCIAL INDUSTRIAL SUBLEASE AGREEMENT


ARTICLE 1:    DEFINED TERMS

       As used in this Lease, the following terms set forth in this Article One shall have the respective meanings set forth hereinbelow:

       1.1 AFFILIATE: Any corporation, partnership, limited liability company that (i) owns more than fifty (50%) percent of the common stock of Tenant; (ii) more than fifty (50%) percent of the ownership of which is owned by Tenant; or (iii) more than fifty (50%) percent of the voting interest of which is owned by shareholders of Tenant.


       1.2 BASE RENT: That sum of money, which when paid monthly will fully amortize the costs of Construction of Improvements to the Premises (the "Construction Cost") over a twenty year period, which twenty year period is to begin on the third anniversary of the Commencement Date, with Base Rental being first due and payable on the third anniversary of the Commencement Date. The parties agree that upon request, Landlord will submit copies of its paid invoices for both hard and soft costs of construction, the aggregate of which will establish the Construction Cost.
              Upon completion of the Construction of Improvements, Landlord will notify Tenant of the Construction Cost and the Base Rental, which will be paid in monthly installments in advance.

       1.3 COMMENCEMENT DATE: The day Landlord completes Construction of Improvements.

       1.4    CONSTRUCTION OF IMPROVEMENTS:  [See Exhibit G]

       1.5    DATE OF LEASE:  ______________________, 1995.

       1.6    EXPENSE REIMBURSEMENTS:  [See Exhibit F]

       1.7    GUARANTEE:  [See Exhibit E NOT APPLICABLE]

       1.8    LANDLORD:  TRTF/CTRCRF BUILDING CORPORATION
              Address of Landlord: 14785 Omicron Drive, San Antonio, Texas,
                                   78245
              Telephone:  (210) 677-6000

       1.9 LEASE TERM: Fifteen (15) years and zero (0) months beginning on Commencement Date and ending the day prior to the fifteenth anniversary of the Commencement Date.

       1.10 PERCENTAGE RENT: Tenant will pay Landlord percentage rental based on Gross Sales computed as set out in Exhibit H attached hereto and made a part hereof.

       1.11 PERMITTED USE: [See Section 6.1] Operation of a Good Manufacturing Practices Pharmaceutical Manufacturing Pilot Facility and related research, development and office uses.

       1.12 PHASE II OR PHASE III FACILITY: Any future facility within the Texas Research Park operated by Tenant or an Affiliate for the commercial development, manufacture, or sale of the products similar to those developed by the Good Manufacturing Practices Plant operated in the Premises.

       1.13   PREMISES:

              A. Street address (including county): 14785 Omicron Drive, Bexar County, San Antonio, Texas, 78245.

              B. Floor or site plan: Being a floor area of approximately 7,200 square feet referred to as Suite 201, and being approximately 60 by 120 feet (measured to the exterior of outside walls and to the center of the interior walls), and being more particularly shown in outline on the floor/site plan attached hereto as Exhibit A. (The aforementioned street address and the floor or site plan shall collectively be referred to herein as the "Demised Premises".)

              C. Legal description: The legal description of the property on which the Demised Premises is situated is more particularly described in Exhibit B attached hereto (the "Property").

       1.14 RENEWAL OPTIONS: [Conditioned on the Prior Lease being then in effect, See Exhibit C]

       1.15   RIGHT OF FIRST REFUSAL FOR ADDITIONAL SPACE: None [See Exhibit D]

       1.16   TENANT:  Ilex Oncology Inc.
              Address of Tenant: 14785 Omicron Drive, San Antonio, Texas, 78245
              Telephone:  (210) 677-6000


ARTICLE 2:    LEASE AND LEASE TERM


       2.1 LEASE OF DEMISED PREMISES FOR LEASE TERM. Landlord leases the Demised Premises to Tenant and Tenant leases the Demised Premises from Landlord for the Lease Term stated in Section 1.09. As used herein, the "Commencement Date" shall be the date specified in Section 1.3 for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

       2.2 DELAY IN COMMENCEMENT. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Demised Premises to Tenant on the first date specified in Section 1.3 above. Landlord's nondelivery of possession of the Demised Premises to Tenant on that date shall not affect this Lease or the obligations of Tenant under this Lease. However, the Commencement Date shall be delayed until possession of the Demised Premises is delivered to Tenant. The Lease Term shall be extended for a period equal to the delay in delivery of possession of the Demised Premises to Tenant, plus the number of days necessary for the Lease Term to expire on the last day of a month. If Landlord does not deliver possession of the Demised Premises to Tenant within ninety (90) days after the Commencement Date, Tenant may elect to cancel this Lease by giving written notice to Landlord within ten (10) days after the ninety (90) day period ends. If Tenant gives such notice, the Lease shall be canceled effective as of the date of its execution, and no party hereto shall have any obligations, one to the other. If Tenant does not give such notice within the time specified, Tenant shall have no right to cancel the Lease, and the Lease Term shall commence upon the delivery of possession of the Demised Premises to Tenant. If delivery of possession of the Demised Premises to Tenant is delayed, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the Commencement Date and expiration date of the Lease Term.

       2.3 EARLY OCCUPANCY. If Tenant occupies the Demised Premises prior to the Commencement Date, Tenant's occupancy of the Demised Premises shall be subject to all of the provisions of this Lease. Early occupancy of the Demised Premises shall not advance the expiration date of the Lease Term. Unless provided otherwise herein, Tenant shall pay Base Rent and all other charges specified in this Lease for the period of occupancy.

       2.4 HOLDING OVER. Tenant shall vacate the Demised Premises upon the expiration of the Lease Term or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages incurred by Landlord as a result of any delay by Tenant in vacating the Demised Premises. If Tenant does not vacate the Demised Premises upon the expiration of the Lease Term or earlier termination of the Lease, Tenant's occupancy of the Demised Premises shall be a "month to month" tenancy, subject to all of the terms of this Lease applicable to a month to month tenancy, provided Rent shall be one and one half times (1 1/2) times the Base Rent in effect as of the expiration of the Term.


ARTICLE 3:    RENT AND SECURITY DEPOSIT


       3.1 MANNER OF PAYMENT. All sums payable hereunder by Tenant (the "Rent") shall be made to the Landlord at the address designated in Section 1.7 or to such other party or address as Landlord may designate. Any and all payments made to a designated third party for the account of the Landlord shall be deemed made to Landlord when received by said designated third party. All sums payable by Tenant hereunder, whether or not expressly denominated as rent, shall constitute rent for the purposes of
Section 502(b)(6) of the Bankruptcy Code and for all other purposes. The Base Rent is the minimum rent for the Demised Premises and is subject to the terms and conditions contained in this Lease together with the Exhibits attached hereto, if any.

       3.2 TIME OF PAYMENT. On or before the first day of each month of the Lease, the installment of Base Rent and other sums due hereunder shall be due and payable, in advance, without off-set, deduction or prior demand.
Percentage Rent shall be payable at the time set out in Section 3.3, below. If the Lease Term commences or ends on a day other than the first or last day of a calendar month, the rent for any fractional calendar month following the Commencement Date or preceding the end of the Lease Term shall be prorated by days.

       3.3 PERCENTAGE RENT. Tenant agrees to pay Landlord Percentage Rental on its Gross Sales on an annual basis, in arrears, by no later than April 1 during any Lease Year.

       3.4 "GROSS SALES". For purposes of this Lease, annual Gross Sales shall include the market value of all goods produced and sold, by Tenant, any Affiliate or any Subtenant, whether for cash or otherwise, in or from the Premises or any other facility occupied by Tenant or any Affiliate or any Subtenant located in the Texas Research Park, including, but not limited to, mail or telephone orders received or filled, and other deposits (offset by such sums refunded to purchasers), orders taken, sales to employees, and sales by any Subtenant. Each sale upon installment or credit shall be treated as a sale for the full price in the month during which the sale was made, irrespective of the time when Tenant receives payment. Gross sales shall not include, however, any sums collected and paid out for any sales or excise tax imposed by any duly constituted governmental authority, nor the amount of returns to shippers or manufacturers nor the amount of any cash or credit refund made upon any sale if the merchandise sold, or some part thereof, is thereafter returned by Purchaser and accepted by Tenant or any subtenant of Tenant nor sales of Tenant's or Subtenant's fixtures. Where only a portion of the final product produced and sold by Tenant, any Affiliate, or any Subtenant is manufactured at the Premises or any other facility located in the Texas Research Park, Gross Sales shall include such portion of the sales price of the goods as is equal to the product of the sales price of the goods times a fraction the numerator of which shall be the cost of manufacture for the work performed on the Premises or any other facility located in the Texas Research Park and the denominator being the total product cost of manufacture.

       3.5    SALES REPORTS, RECORDS AND FINANCIAL STATEMENTS.

                     (1) On or before the 15th day of each calendar month during the term of this Lease, Tenant shall prepare and deliver to Landlord at the place where rental is then payable a certified statement of Gross Sales during the preceding calendar month certified to be correct by an officer of Tenant. In addition, within ninety (90) days after the expiration of each calendar year and within ninety (90) days after the termination of this Lease, if this Lease should not terminate at the end of a calendar year, Tenant shall prepare and deliver to Landlord at the place where rental is then payable a statement of Gross Sales from the Demised Premises during the preceding calendar year (or partial calendar year), certified to be correct by an independent Certified Public Accountant if Gross Sales are in excess of $2,000,000.00. If Gross Sales are less than $2,000,000.00, the statement may be certified by an officer of Tenant. Tenant shall furnish similar statements for its licensees, concessionaires and subtenants, if any. All such statements shall be in such form as the Landlord may require; and, if requested by Landlord, Tenant shall also provide to Landlord copies of any sales reports submitted by Tenant to the Comptroller of the State of Texas.

                     (2) Tenant shall keep in the Demised Premises or at some other location in the city where the Premises are located a permanent, accurate set of books and records of all sales of goods and revenue derived from business conducted in the Demised Premises or any other facility located in the Texas Research Park, and all supporting records such as tax reports and banking records. All such books and records shall be retained and preserved for at least twenty-four (24) months after the end of the calendar year to which they relate, and shall be subject to inspection and audit by Landlord and its agents at all reasonable times.

                     (3) In the event that Tenant fails to deliver statements of Gross Sales for two (2) consecutive months or in the event that Landlord is not satisfied with the statements of Gross Sales submitted by Tenant, Landlord shall have the right to have its auditors make a special audit of all books and records, wherever located, pertaining to sales made in or from the Demised Premises. If Tenant's statements are found to be incorrect to an extent of more than five percent (5%) over the figures submitted by Tenant, or if Tenant has failed to deliver statements, Tenant shall pay for such audit.
In addition, Tenant shall promptly pay to Landlord any deficiency which is established by such audit.

       3.6 GOOD FUNDS PAYMENTS. If, for any reason whatsoever, any two or more payments by check from Tenant to Landlord for Rent are dishonored and returned unpaid, thereafter, Landlord may, at Landlord's sole option, upon written notice to Tenant, require that all future payments of Rent for the remaining term of the Lease shall be made by cash, cashier's check, or money order and that the delivery of Tenant's personal or corporate check will no longer constitute payment of Rent as provided in this Lease. Any acceptance by Landlord of a payment for Rent by Tenant's personal or corporate check thereafter shall not be construed as a waiver of Landlord's right to insist upon payment by good funds as set forth in this Section 3.6.



       3.7 CONTINUOUS OPERATION AND MANNER OF OPERATION. Tenant shall continuously operate the Demised Premises as a Good Manufacturing Practices Plant.

ARTICLE 4:    TAXES

       4.1 PAYMENT BY LANDLORD. Subject to the requirements for Expense Reimbursements, Landlord shall pay the real estate taxes on the Demised Premises.

       4.2 IMPROVEMENTS BY TENANT. In the event the real estate taxes levied against the Demised Premises for the real estate tax year in which the Lease Term commences are increased in the current tax year or subsequent tax years as a result of any alterations, additions or improvements made by Tenant or by Landlord at the request of Tenant, Tenant shall pay to Landlord upon demand the amount of such increase and continue to pay such increase during the term of this Lease. Landlord shall use reasonable efforts to obtain from the tax assessor or assessors a written statement of the total amount of such increase. It is expressly agreed that the Construction of Improvements are being done at the request of Tenant.

       4.3 JOINT ASSESSMENT. If the real estate taxes are assessed against the Demised Premises jointly with other property not constituting a part of the Demised Premises, the real estate taxes for such years shall be equal to the amount bearing the same proportion to the aggregate assessment that the total square feet of building area in the Demised Premises bears to the total square feet of building area included in the joint assessment.

       4.4 PERSONAL PROPERTY TAXES. Tenant shall pay all taxes assessed against trade fixtures, furnishings, equipment, or any other personal property belonging to Tenant. Tenant shall use reasonable efforts to have its personal property taxed separately from the Demised Premises, but if any of Tenant's personal property is taxed with the Demised Premises, Tenant shall pay the taxes for the personal property within fifteen (15) days after Tenant receives a written statement for such personal property taxes.


ARTICLE 5:    INSURANCE AND INDEMNITY


       5.1 CASUALTY INSURANCE. Subject to the provisions for Expense Reimbursements, during the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Demised Premises in such amount or percentage of replacement value as Landlord deems reasonable in relation to age, location, type of construction and physical condition of the Demised Premises and the availability of such insurance at reasonable rates. Such policies shall provide protection against all perils included within the classification of fire and extended coverage and any other perils which Landlord deems necessary. Landlord may obtain insurance coverage for Tenant's fixtures, equipment or building improvements installed by Tenant in or on the Demised Premises. Tenant shall, at Tenant's expense, maintain such primary or additional insurance on its fixtures, equipment and building improvements as Tenant deems necessary to protect its interest. Tenant shall not do or permit to be done anything which invalidates any such insurance policies. Any casualty insurance which may be carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance and under its sole control.

       5.2 INCREASE IN PREMIUMS. Tenant shall not permit any operation or activity to be conducted or storage or use of any volatile or any other materials on or about the Demised Premises that would cause suspension or cancellation of any fire and extended coverage insurance policy carried by Landlord, or increase the premiums therefor, without the prior written consent of Landlord. If Tenant's use and occupancy of the Demised Premises causes an increase in the premiums for any fire and extended coverage insurance policy carried by Landlord as of the day immediately prior to Tenant's possession of the Demised Premises under this Lease, Tenant shall pay, as additional rental, the amount of such increase to Landlord upon demand and presentation of written evidence of the increase by Landlord.

       5.3 LIABILITY INSURANCE. During the Lease Term, Tenant shall maintain a policy of comprehensive public liability insurance, at Tenant's expense, insuring Landlord against liability arising out of the ownership, use, occupancy, or maintenance of the Demised Premises. The initial amount of such insurance shall be at least $1,000,000 combined single-limit bodily injury and property damage, for each occurrence, and shall be subject to periodic increases based upon such economic factors as Landlord shall determine, in Landlord's discretion, exercised in good faith. However, the amount of such insurance shall not limit Tenant's liability nor relieve Tenant of any obligation hereunder. The policy shall contain cross-liability endorsements, if applicable, and shall insure Tenant's performance of the indemnity provisions of Section 5.5. Such policy shall contain a provision which prohibits cancellation or modification of the policy except upon thirty (30) days' prior written notice to Landlord. Tenant may discharge its obligations under this Section by naming Landlord as an additional insured under a policy of comprehensive liability insurance maintained by Tenant and containing the coverage and provisions described in this Section. Tenant shall deliver a copy of such policy or certificate (or a renewal thereof) to Landlord prior to the Commencement Date and prior to the expiration of any such policy during the Lease Term. If Tenant fails to maintain such policy, Landlord may elect to maintain such insurance at Tenant's expense. Tenant shall, at Tenant's expense, maintain such other liability insurance as Tenant deems necessary to protect Tenant.

       5.4 RELEASE. EXCLUDING LANDLORD'S INTENTIONAL ACTS OR NEGLIGENT ACTS, LANDLORD SHALL NOT BE LIABLE TO TENANT OR TO TENANT'S EMPLOYEES, AGENTS, INVITEES OR VISITORS, OR TO ANY OTHER PERSON WHOMSOEVER, FOR ANY INJURY TO PERSONS OR DAMAGE TO PROPERTY ON OR ABOUT THE DEMISED PREMISES OR ANY ADJACENT AREA OWNED BY LANDLORD CAUSED BY THE NEGLIGENCE OR MISCONDUCT OF TENANT, ITS EMPLOYEES, SUBTENANTS, LICENSEES OR CONCESSIONAIRES OR ANY OTHER PERSON ENTERING THE DEMISED PREMISES UNDER EXPRESS OR IMPLIED INVITATION OF TENANT, OR ARISING OUT OF THE USE OF THE DEMISED PREMISES BY TENANT AND THE CONDUCT OF ITS BUSINESS THEREIN, OR ARISING OUT OF ANY BREACH OR DEFAULT BY TENANT IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER; AND TENANT HEREBY AGREES TO INDEMNIFY AND HOLD LANDLORD HARMLESS FROM ANY LOSS, EXPENSE OR CLAIMS ARISING OUT OF SUCH DAMAGE OR INJURY.

       5.5 INDEMNITY. EXCLUDING LANDLORD'S INTENTIONAL ACTS OR WHERE LANDLORD IS FOUND TO BE SOLELY LIABLE, TENANT HEREBY UNCONDITIONALLY AND IRREVOCABLY AGREES TO INDEMNIFY, DEFEND AND HOLD LANDLORD AND LANDLORD'S OFFICERS, AGENTS, DIRECTORS, SUBSIDIARIES, PARTNERS, EMPLOYEES, LICENSEES AND COUNSEL HARMLESS, FROM AND AGAINST ANY AND ALL LOSS, LIABILITY, DEMAND, DAMAGE, JUDGMENT, SUIT, CLAIM, DEFICIENCY, INTEREST, FEE, CHARGE, COST OR EXPENSE (INCLUDING, WITHOUT LIMITATION, INTEREST, COURT COSTS AND PENALTIES, ATTORNEY'S FEES AND DISBURSEMENTS AND AMOUNTS PAID IN SETTLEMENT, OR LIABILITIES RESULTING FROM ANY CHANGE IN FEDERAL, STATE OR LOCAL LAW OR REGULATION OR INTERPRETATION HEREOF) OF WHATEVER NATURE, EVEN WHEN CAUSED BY THE JOINT OR CONCURRING NEGLIGENCE OF LANDLORD AND ANY OTHER PERSON OR ENTITY, WHICH MAY RESULT OR TO WHICH LANDLORD AND/OR ANY OF LANDLORD'S OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, SUBSIDIARIES, PARTNERS, LICENSEES AND COUNSEL MAY SUSTAIN, SUFFER, INCUR OR BECOME SUBJECT TO IN CONNECTION WITH OR ARISING IN ANY WAY WHATSOEVER OUT OF THE LEASING, OPERATION, PROMOTION, MANAGEMENT, MAINTENANCE, REPAIR, USE OR OCCUPATION OF THE DEMISED PREMISES, OR ANY OTHER ACTIVITY OF WHATEVER NATURE IN CONNECTION THEREWITH, OR ARISING OUT OF OR BY REASON OF ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDINGS BROUGHT OR THREATENED, ARISING OUT OF OR BASED UPON THE LEASING, OPERATION, PROMOTION, MANAGEMENT, MAINTENANCE, REPAIR, USE OR OCCUPANCY OF THE DEMISED PREMISES, OR ANY OTHER ACTIVITY ON THE DEMISED PREMISES. THIS PROVISION SHALL SURVIVE THE TERMINATION OF THIS LEASE. WHERE LIABILITY IS ALLEGED TO EXIST BY REASON OF THE JOINT OR CONCURRENT NEGLIGENCE OF THE LANDLORD AND ANY THIRD PARTY (INCLUDING TENANT), THIS INDEMNITY SHALL NEVERTHELESS APPLY AS TO THE NEGLIGENCE OF SUCH THIRD PARTY AND LIABILITY SHALL BE ALLOCATED BY THE TRIER OF FACT, OR AS AGREED BY LANDLORD AND TENANT.

       5.6 WAIVER OF SUBROGATION. Each party hereto waives any and every claim which arises or may arise in its favor against the other party hereto during the term of this Lease or any renewal or extension thereof for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Demised Premises, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under such insurance policies. Such mutual waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as such mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation or otherwise to an insurance company (or any other person), each party hereby agrees immediately to give to each insurance company which his issued to such party policies of fire and extended coverage insurance, written notice of the terms of such mutual waivers, and to cause such insurance policies to be properly endorsed, if necessary, to prevent the invalidation of such insurance coverages by reason of such waivers.


ARTICLE 6:    USE OF DEMISED PREMISES


       6.1 PERMITTED USE. Tenant may use the Demised Premises only for the permitted use stated in Section 1.11 and in accordance with the provisions of
Section 16 hereof.

       6.2 COMPLIANCE WITH LAW. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Demised Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances and other activities in or upon, or connected with the Demised Premises, all at Tenant's sole expense, including any expense or cost resulting from the compliance with improvements for handicapped or disabled persons mandated by governmental regulations.

       6.3 CERTIFICATE OF OCCUPANCY. Tenant may, prior to the Commencement Date, apply for a Certificate of Occupancy from the municipality in which the Demised Premises are located. If Tenant is unable to obtain a Certificate of Occupancy prior to the Commencement Date, Tenant shall have the right to terminate this Lease by written notice to Landlord if Landlord or Tenant is unwilling or unable to cure the defects which prevented the issuance of the Certificate of Occupancy. Landlord may, but has no obligation to, cure any such defects preventing the issuance of a Certificate of Occupancy, including any repairs, installations, or replacements of any items which are not presently existing on the Demised Premises, or which have not been expressly agreed upon by Landlord in writing.

       6.4 SIGNS. Tenant shall not place or affix any signs or other objects upon or to the Demised Premises, including but not limited to the roof or exterior walls of the building or other improvements thereon, or paint or otherwise deface said exterior walls without the express written approval of Landlord. Any signs installed by Tenant shall conform with applicable laws and deed and other restrictions. Tenant shall remove all signs at the termination of this Lease and shall repair any damage and close any holes caused or revealed by such removal.

       6.5 UTILITY SERVICES. Tenant shall pay the cost of all utility services, including but not limited to initial connection charges, all charges for gas, water, sewerage, storm water disposal, communications and electricity used on the Demised Premises, and for all electric lights, lamps and tubes.

       6.6 LANDLORD'S ACCESS. Landlord and its authorized agents shall have the right, during normal business hours and with reasonable advance notice, to enter the Demised Premises (a) to inspect the general condition and state of repair thereof, (b) to make repairs required or permitted under this Lease, (c) to show the Demised Premises or the Property to any prospective tenant or purchaser, or (d) for any other reasonable purpose. In the event of an emergency,

Landlord may enter the Leased Premises at any time. During the final one hundred fifty (150) days of the Lease Term, Landlord and its authorized agents shall have the right to erect and maintain on or about the Demised Premises customary signs advertising the Demised Premises for lease or for sale. Landlord shall use reasonable efforts to minimize interference with Tenant's operation.

       6.7 QUIET POSSESSION. This Lease is a Sublease of a Lease Agreement (the "Prior Lease") between Texas Research and Technology Foundation and Landlord and Tenant's rights hereunder are subject, subordinate and inferior to the rights of the Landlord under the Lease. If Tenant pays the rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Demised Premises for the full Lease Term, subject to the provisions of this Sublease and the Prior Lease. Landlord covenants to keep and observe the covenants and agreements of the Lease. Landlord agrees to obtain a subordination, non-disturbance and attornment agreement from its Lessor under the Prior Lease.

       6.8 EXEMPTIONS FROM LIABILITY. LANDLORD SHALL NOT BE LIABLE FOR ANY DAMAGE OR INJURY TO THE PERSON, BUSINESS (OR ANY LOSS OF INCOME THEREFROM), GOODS, WARES, MERCHANDISE OR OTHER PROPERTY OF TENANT, TENANT'S EMPLOYEES, INVITEES, CUSTOMERS OR ANY OTHER PERSON IN OR ABOUT THE DEMISED PREMISES, WHETHER SUCH DAMAGE OR INJURY IS CAUSED BY OR RESULTS FROM: (A) FIRE, STEAM, ELECTRICITY, WATER, GAS OR RAIN; (B) THE BREAKAGE, LEAKAGE, OBSTRUCTION OR OTHER DEFECTS OF PIPES, SPRINKLERS, WIRES, APPLIANCES, PLUMBING, AIR CONDITIONING OR LIGHTING FIXTURES OR ANY OTHER CAUSE; (C) CONDITIONS ARISING ON OR ABOUT THE DEMISED PREMISES OR UPON OTHER PORTIONS OF ANY BUILDING OF WHICH THE DEMISED PREMISES IS A PART, OR FROM OTHER SOURCES OR PLACES; OR (D) ANY ACT OR OMISSION OF ANY OTHER TENANT OF ANY BUILDING OF WHICH THE DEMISED PREMISES IS A PART. LANDLORD SHALL NOT BE LIABLE FOR ANY SUCH DAMAGE OR INJURY EVEN THOUGH THE CAUSE OF OR THE MEANS OF REPAIRING SUCH DAMAGE OR INJURY ARE NOT ACCESSIBLE TO TENANT. THE PROVISIONS OF THIS SECTION 6.8 SHALL NOT, HOWEVER, EXEMPT LANDLORD FROM LIABILITY FOR LANDLORD'S NEGLIGENCE OR WILLFUL MISCONDUCT.


ARTICLE 7:    PROPERTY CONDITION, MAINTENANCE, REPAIRS AND ALTERATIONS


       7.1 PROPERTY CONDITION. Tenant acknowledges that the Landlord has made no warranty or representation to Tenant with respect to the condition of the Demised Premises, except as expressly set forth in this Lease, Landlord represents that on the Commencement Date, the plumbing, electrical and lighting system, exterior doors, any fire protection sprinkler system, heating system, and air conditioning equipment in the Demised Premises are in good operating condition.

       7.2 ACCEPTANCE OF DEMISED PREMISES. Tenant acknowledges that prior to the Commencement Date it will make a full and complete inspection of the Demised Premises and adjacent common areas and Tenant will be fully and adequately aware of the existence of any defects which would interfere with Tenant's use of the Demised Premises for their intended commercial purpose. Landlord agrees to complete the punch list of items disclosed by such inspections. Tenant specifically acknowledges that as a result of such inspections and disclosure, Tenant will take possession of the Demised Premises and will make its own determination to fully accept same in its as-is condition as of the Commencement Date and waives any implied warranty of suitability for commercial purposes. Upon completion Landlord shall assign all warranties from contractors and building suppliers to Tenant and seek the approval of the warrantors to such transfer, if applicable.

       7.3 OBLIGATION TO REPAIR. Except as otherwise provided herein, Landlord shall be under no obligation to perform any repair, maintenance or management service in the Demised Premises or adjacent common areas. Tenant shall be fully responsible, at its expense, for all repair, maintenance and management services other than those which are expressly assumed by Landlord.

                    A.     LANDLORD'S OBLIGATION TO REPAIR.

                     (1) Subject to the provisions of Article Eight (Damage or Destruction) and Article Nine (Condemnation) and except for damage caused by any act or omission of Tenant, Landlord shall keep the foundation, roof and the structural portions of exterior walls of the improvements of the Demised Premises in good order, condition and repair. Landlord shall maintain the landscaping and paving in the parking area adjacent to the Demised Premises, but shall have the right to bill and be reimbursed by Tenant for its allocable share of such costs. Landlord shall not be obligated to maintain or repair windows, doors, plate glass or the surfaces of walls. In addition, Landlord shall not be obligated to make any repairs under this Section until a reasonable time after receipt of written notice from Tenant of the need of such repairs. If any repairs are required to be made by Landlord, Tenant shall, at Tenant's sole cost and expense, promptly remove Tenant's fixtures, inventory, equipment and other property, to the extent required to enable Landlord to make such repairs. Landlord's liability hereunder shall be limited to the cost of such repairs or corrections. Tenant waives the benefit of any present or future law which might give Tenant the right to repair the Demised Premises at Landlord's expense or to terminate the Lease because of the condition. Subject to reimbursement for Tenant's allocable share thereof, Landlord shall maintain the landscaping and parking areas adjacent to the Demised Premises. In making repairs, Landlord will use reasonable efforts to avoid interference with Tenant's operations. If Landlord's repairs are of such a character as to require closure of Tenant's facilities for more than one (1) week, rental shall be abated for such period of closure in excess of one (1) week.

                     (2) Landlord and Tenant expressly agree that all repair, maintenance management and other services to be performed by Landlord or Landlord's agents exclusively consist of the exercise of professional judgment by such service providers, and Tenant expressly waives any claims for breach of warranty against Landlord arising from the performance of such services.

              B. TENANT'S OBLIGATION TO REPAIR. Subject to the provisions of the last sentence of Section 7.1, the preceding Section 7.3. A, Article Eight (Damage or Destruction) and Article Nine (Condemnation), Tenant shall, at all times, keep all other portions of the Demised Premises in good order, condition and repair, including but not limited to repairs (including all necessary replacements) of the windows, plate glass, doors, heating system, air conditioning equipment, electrical and lighting system, fire protection sprinkler system, interior and exterior plumbing and the interior of the building in general.
              In addition, Tenant shall, at Tenant's expense, repair any damage to any portion of the Property, including the roof, foundation, or structural portions of exterior walls of the Demised Premises, caused by Tenant's acts or omissions. If Tenant fails to maintain and repair the Property as required by this Section, Landlord may, on ten (10) days' prior written notice, enter the Demised Premises and perform such maintenance or repair on behalf of Tenant, except that no notice shall be required in case of emergency, and Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.

       7.4 ALTERATIONS, ADDITIONS AND IMPROVEMENTS. Tenant shall not create any openings in the roof or exterior walls, or make any alterations, additions or improvements to the load-bearing elements of the structure of the Demised Premises without the prior written consent of Landlord, which consent may be withheld in the sole and absolute discretion of Landlord, whether or not reasonably exercised. Tenant must obtain prior written consent for nonstructural alterations, additions or improvements, but such consent shall not be unreasonably withheld or delayed by Landlord. Tenant shall have the right to erect or install shelves, bins, machinery, air conditioning or heating equipment and trade fixtures, provided that Tenant complies with all applicable governmental laws, ordinances, codes, and regulations. At the expiration or termination of this Lease, Tenant shall, subject to the restrictions of Section
7.5 below, have the right to remove such items so installed by it, provided Tenant is not in default at the time of such removal and provided further that Tenant shall, at the time of removal of such items, repair in a good and workmanlike manner any damage caused by installation or removal thereof.
Tenant shall pay for all costs incurred or arising out of alterations, additions or improvements in or to the Demised Premises and shall not permit a mechanic's or materialman's lien to be filed against the Demised Premises.
Upon request by Landlord, Tenant shall deliver to Landlord proof of payment reasonably satisfactory to Landlord of all costs incurred or arising out of any such alterations, additions or improvements.

       7.5 CONDITION UPON TERMINATION. Upon the termination of the Lease, Tenant shall surrender the Demised Premises to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of the Lease. Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article 8 (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord's consent) prior to the termination of the Lease and to restore the Demised Premises to its prior condition, all at Tenant's expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord upon the termination of the Lease. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any power wiring or power panels; lighting or lighting fixtures; wail coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; manufacturing equipment acquired by Landlord on behalf of Tenant; fencing or security gates; or other similar building operating equipment and decorations.


ARTICLE 8:    DAMAGE OR DESTRUCTION


       8.1 NOTICE. If the building or other improvements situated on the Demised Premises should be damaged or destroyed by fire, tornado or other casualty, Tenant shall immediately give written notice thereof to Landlord.

       8.2 PARTIAL DAMAGE. If the building or other improvements situated on the Demised Premises are damaged by fire, tornado, or other casualty but not to such an extent that rebuilding or repairs cannot reasonably be completed within two hundred ten (210) days from the date Landlord receives written notification by Tenant of the happening of the damage, this Lease shall not terminate, but Landlord shall, at its sole cost and risk, proceed forthwith and use reasonable diligence to rebuild or repair such building and other improvements on the Demised (other than leasehold improvements made by Tenant or any assignee, subtenant or other occupant of the Demised Premises) to substantially the condition in which they existed prior to such damage within such two hundred ten (210) day period; provided, however, if the casually occurs during the final eighteen (18) months of the Lease Term, Landlord shall not be required to rebuild or repair such damage unless Tenant shall exercise its renewal option (if any is contained herein) within fifteen (15) days after the date of receipt by Landlord of the notification of the occurrence of the damage. If Tenant does not elect to exercise its renewal option or if there is no renewal option contained herein or previously unexercised at such time, this Lease shall terminate at the option of Landlord and the Rent shall be abated for the unexpired portion of this Lease, effective from the date of actual receipt by Landlord of the written notification of the damage. If the building and other improvements are to be rebuilt or repaired and are untenantable in whole or in part following such damage, the monthly installments of Base Rent payable hereunder during the period in which they are untenantable shall be abated unless such untenantable condition is cause by Tenant, in which case there shall be no abatement.

       8.3 SUBSTANTIAL OR TOTAL DESTRUCTION. If the building or other improvements situated on the Demised Premises are substantially or totally destroyed by fire, tornado, or other casualty, or to damaged that rebuilding or repairs cannot reasonably be completed within one hundred twenty (120) days from the date Landlord receives written notification by Tenant of the happening of the damage, this Lease shall terminate at the option of either Landlord or Tenant and monthly installments of Rent shall be abated for the unexpired portion of this Lease, effective from the date of receipt by Landlord or Tenant of such written notification. If this Lease is not terminated, the building and the improvements shall be rebuilt or repaired and monthly installments of Rent abated to the extent provided under Section 8.2.


ARTICLE 9:    CONDEMNATION


       If, during the term of this Lease or any extension or renewal thereof, all or a substantial part of the Demised Promises are taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, or are sold to the condemning authority under threat of condemnation, this Lease shall terminate and the monthly installments of Rent shall be abated during the unexpired portion of this Lease, effective from the date of taking of the Demised Premises by the condemning authority, If less than a substantial part of the Demised Premises is taken for public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, Landlord, at its option, may by written notice terminate this Lease or shall forthwith at its sole expense restore and reconstruct the buildings and improvements (other than leasehold improvements made by Tenant or any assignee, subtenant or other occupant of the Demised Premises) situated on the Demised Premises in order to make the same reasonably tenantable and suitable for the use for which the Demised Premises is leased as defined in
Section 6.1. The monthly installments of Base Rent payable hereunder during the unexpired portion of this Lease shall be adjusted equitably. Landlord and Tenant shall each be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceedings. The termination of this Lease shall not affect the rights of the respective parties to such awards.


ARTICLE 10:   ASSIGNMENT AND SUBLETTING


       Tenant shall not, without the prior written consent of Landlord, assign this Lease or sublet the Demised Premises or any portion thereof. If the United States Department of Commerce approves the proposed assignment or subletting, Landlord agrees not to unreasonably withhold its consent. Any assignment or subletting shall be expressly subject to all terms and provisions of this Lease, including the provisions of Section 6.1 and Section 16 of this Lease pertaining to the use of the Demised Premises. In the event of any assignment or subletting, Tenant shall remain fully liable for the full performance of all Tenant's obligations under this Lease. Tenant shall not assign its rights hereunder or sublet the Demised Premises without first obtaining a written agreement from the assignee or sublessee whereby the assignee or sublessee agrees to assume the obligations of Tenant and to be bound by the terms of this Lease. No such assignment or subletting shall constitute a novation. In the event of the occurrence of an event of default while the Demised Premises is assigned or sublet, Landlord, in addition to any other remedies provided herein or by law, may at Landlord's option, collect directly from such assignee or subtenant all rents becoming due under such assignment or subletting and apply such rent against any sums due to Landlord hereunder. No direct collection by Landlord from any such assignee or subtenant shall release Tenant from the performance of its obligations hereunder.


ARTICLE 11:   DEFAULT AND REMEDIES


       11.1 DEFAULT. Each of the following events shall be an event of default under this Lease:

              A. Failure of Tenant to pay any installment of the Rent or other sum payable to Landlord hereunder on the date that same is due and such failure shall continue for a period of thirty (30) days;

              B. Failure of Tenant to comply with any term, condition or covenant of this Lease, other than the payment of Base Rent or other sum of money, and such failure shall not be cured within thirty (30) days after written notice thereof to Tenant; provided, that Tenant shall not be in default if such default cannot be cured within such thirty (30) days and Tenant commences to cure such default within such thirty (30) day period and thereafter diligently prosecutes the cure of such default;

              C. Tenant or any guarantor of Tenant's obligations hereunder shall generally fail to pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors;

              D. Tenant or any guarantor of Tenant's obligations hereunder shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

              E. Any case, proceeding or other action against Tenant or any guarantor of Tenant's obligations hereunder shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and Tenant (i) fails to obtain a dismissal of such case, proceeding, or other action within sixty (60) days of its commencement; or (ii) converts the case from one chapter of the Federal Bankruptcy Code to another chapter; or (iii) is the subject of an order of relief which is not fully stayed within seven (7) business days after the entry thereof; and

              F. Abandonment by Tenant of any substantial portion of the Demised Premises or cessation of the use of the Demised Premises for the purpose leased.

       11.2 REMEDIES. Upon the occurrence of any of the events of default listed in Section 11.1, Landlord shall have the option to pursue any one or more of the following remedies without any prior notice or demand whatsoever:

              A. Terminate this Lease, in which event Tenant shall immediately surrender the Demised Premises to Landlord. If Tenant fails to so surrender the Demised Premises, Landlord may, without prejudice to any other remedy which it may have for possession of the Demised Premises or arrearages in Rent to the extent permitted by law, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof, by legal process, without being liable for prosecution or any claim for damages therefor. Tenant shall pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Demised Premises on satisfactory terms or otherwise.

              B. Enter upon and take possession of the Demised Premises, by legal process, without terminating this Lease and without being liable for prosecution or for any claim for damages therefor, and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof. Landlord may elect to release the Demised Premises and receive the rent therefor. Tenant agrees to pay to Landlord monthly or on demand from time to time any deficiency that may arise by reason of any such reletting. In determining the amount of such deficiency, the professional service fees, attorneys' fees, remodeling expenses and other costs of reletting shall be subtracted from the amount of rent received under such reletting.

              C. Enter upon the Demised Premises in accordance with lawful procedures, without terminating this Lease and without being liable for prosecution or for any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to pay Landlord on demand for reasonable expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, together with interest thereon at the rate of twelve percent (12%) per annum from the date expended until paid. Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by negligence of Landlord or otherwise.

              D. No re-entry or taking possession of the Demised Premises by Landlord shall be construed as an election to terminate this Lease, unless a written notice of such intention is given to Tenant. Notwithstanding any such reletting or reentry or taking possession, Landlord may, at any time thereafter, elect to terminate this Lease for a previous default. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any monthly installment of Rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of any other violation or default. The loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any reletting as provided for above shall include the expense of repossession and any repairs or remodeling undertaken by Landlord following possession. Should Landlord terminate this Lease at any time for any default, in addition to any other remedy Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such default, including the cost of recovering the Demised Premises and the cost of the rental then remaining unpaid.

       11.3 MITIGATION AND REASONABLENESS. Landlord shall use commercially reasonable efforts to mitigate its damages in the county of default. Any recovery of costs and expenses shall be limited to those which are reasonable in San Antonio, Bexar County, Texas.

       11.4 NOTICE OF DEFAULT. Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Demised Premises whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fail to cure nonperformance within thirty (30) days after receipt of Tenant's notice. However, if such nonperformance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such 30-day period and thereafter diligently pursued to completion.

       11.5 LIMITATION OF LANDLORD'S LIABILITY. As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Demised Premises or the leasehold estate under a ground lease of the Demised Premises at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease, but only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease accruing on or after the date of transfer. Tenant may pursue its claims against a selling Landlord following a sale by such Landlord for up to the statutory limitation period.

ARTICLE 12:   PROTECTION OF LENDERS

       12.1 SUBORDINATION. This Lease is expressly made subordinate to the Prior Lease, any existing mortgages and deeds of trust. Landlord shall have the right to subordinate this Lease to any future ground Lease, deed of trust or mortgage encumbering the Demised Premises, and advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Landlord's right to obtain such a future subordination is subject to Landlord's providing Tenant with a written Subordination, Nondisturbance and Attornment Agreement from any such ground lessor, beneficiary or mortgagee wherein Tenant's right to peaceable possession of the Demised Premises during the Lease Term shall not be disturbed if Tenant pays the Rent and performs all of Tenant's obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary, or mortgagee elects to have this Lease superior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed superior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof. Tenant's rights under this Lease, unless specifically modified at the time this Lease is executed, are subordinated to any existing ground lease, deed of trust or mortgage encumbering the Demised Premises.

       12.2 ATTORNMENT. If Landlord's interest in the Demised Premises is transferred voluntarily or involuntarily to any ground lessor, beneficiary under a deed of trust, mortgagee or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Demised Premises and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Demised Premises upon the transfer of Landlord's interest.

       12.3 SIGNING OF DOCUMENTS. Tenant shall sign and deliver any instruments or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so or any estoppel certificate.

       12.4   ESTOPPEL CERTIFICATES.

              A. Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying to the best of Tenant's knowledge: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; and (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why). Tenant shall deliver such statement to Landlord within ten (10) days after Landlord's request. Any such statement by Tenant may be furnished by Landlord to any prospective purchaser or lender of the Demised Premises. Such purchaser or lender may rely conclusively upon such statement as true and correct.

              B. If Tenant does not deliver such statement to Landlord within such 10-day period, Landlord, and any prospective purchaser or lender, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord;
       (iii) that not more than one monthly installment of Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.



ARTICLE 13:   ENVIRONMENTAL REPRESENTATIONS AND INDEMNITY


       13.1 TENANT'S COMPLIANCE WITH ENVIRONMENTAL LAWS. Tenant, at Tenant's expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities pertaining to Tenant's use of the Property and with the recorded covenants, conditions and restrictions, regardless of when they become effective, including, without limitation, all applicable federal, state and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Material (as defined hereinafter), waste disposal, air emissions and other environmental matters, all zoning and other land use matters, and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to the use or occupation of the Property. Tenant shall keep all records required by law regarding transport, maintenance disposal, use and properties of any Hazardous Materials used at the Premises and Landlord shall have the right to inspect such records and the storage facilities within the Premises.

       13.2 TENANT'S INDEMNIFICATION. IF TENANT BREACHES THE OBLIGATIONS STATED IN THE PRECEDING SECTION OR SENTENCE, OR IF THE PRESENCE OF HAZARDOUS MATERIAL ON THE PROPERTY CAUSED OR PERMITTED BY TENANT RESULTS IN CONTAMINATION OF THE PROPERTY OR ANY OTHER PROPERTY, OR IF CONTAMINATION OF THE PROPERTY OR ANY OTHER PROPERTY BY HAZARDOUS MATERIAL OTHERWISE OCCURS FOR WHICH TENANT IS LEGALLY LIABLE TO LANDLORD FOR DAMAGE RESULTING THEREFROM, THEN TENANT SHALL INDEMNIFY, DEFEND AND HOLD LANDLORD HARMLESS FROM ANY AND ALL CLAIMS, JUDGMENTS, DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES OR LOSSES (INCLUDING, WITHOUT LIMITATION, DIMINUTION IN VALUE OF THE PROPERTY, DAMAGES FOR THE LOSS OR RESTRICTION ON USE OF RENTABLE OR UNUSABLE SPACE OR OF ANY AMENITY OR APPURTENANCE OF THE PROPERTY, AND SUMS PAID IN SETTLEMENT OF CLAIMS, ATTORNEYS' FEES, CONSULTANT FEES AND EXPERT FEES") WHICH ARISE DURING OR AFTER THE LEASE TERM AS A RESULT OF SUCH CONTAMINATION. THIS INDEMNIFICATION OF LANDLORD BY TENANT INCLUDES, WITHOUT LIMITATION, COSTS INCURRED IN CONNECTION WITH ANY INVESTIGATION OF SITE CONDITIONS OR ANY

CLEAN-UP, REMEDIAL WORK, REMOVAL OR RESTORATION WORK REQUIRED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENT AGENCY OR POLITICAL SUBDIVISION BECAUSE OF HAZARDOUS MATERIAL PRESENT IN THE SOIL OR GROUND WATER ON OR UNDER THE PROPERTY. WITHOUT LIMITING THE FOREGOING, IF THE PRESENCE OF ANY HAZARDOUS MATERIAL ON THE PROPERTY OR ANY OTHER PROPERTY CAUSED OR PERMITTED BY TENANT RESULTS IN ANY CONTAMINATION OF THE PROPERTY, TENANT SHALL PROMPTLY TAKE ALL ACTIONS AT ITS SOLE EXPENSE AS ARE NECESSARY TO RETURN THE PROPERTY TO THE CONDITION EXISTING PRIOR TO THE INTRODUCTION OF ANY SUCH HAZARDOUS MATERIAL TO THE PROPERTY, PROVIDED THAT LANDLORD'S APPROVAL OF SUCH ACTIONS SHALL FIRST BE OBTAINED. THE FOREGOING INDEMNITY SHALL SURVIVE THE EXPIRATION OR EARLIER EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

       13.3 DEFINITIONS. For purposes of this Article 15, the term "Hazardous Material" shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other federal, state or local environmental law, regulation, ordinance, rule, or bylaw, whether existing as of the date hereof, previously enforced or subsequently enacted.

       13.4 SURVIVAL. The indemnities contained in this Article 15 shall survive the expiration or earlier termination of this Lease.


ARTICLE 14:   MISCELLANEOUS


       14.1 FORCE MAJEURE. In the event performance by a party of any term, condition or covenant in this Lease is delayed or prevented by any Act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, flood, or any other cause not within the control of such party, the period for performance of such term, condition or covenant shall be extended for a period equal to the period such party is so delayed or hindered.

       14.2 INTERPRETATION. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. For convenience, each party hereto is referred to in the neuter gender, but the masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term "Tenant" shall include Tenant's agents, employees, contractors, invitees, successors or others using the Demised Premises with Tenant's expressed or implied permission.

       14.3 WAIVERS. All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provisions of this Lease or its acceptance of late installments of Rent shall not be a waiver and shall not estop Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate, cash, or endorse such check without being bound to the conditions of such statement.

       14.4 SEVERABILITY. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is invalid or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

       14.5 JOINT AND SEVERAL LIABILITY. All parties signing this Lease as Tenant shall be jointly and severally liable for obligations of Tenant.

       14.6 INCORPORATION OF PRIOR AGREEMENTS; MODIFICATIONS. This Lease is the only agreement between the parties pertaining to the lease of the Demised Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

       14.7 NOTICES. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or shall be deemed to be delivered, whether actually received or not, when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as stated herein. Notices to Tenant shall be delivered to the address specified in Section 1.03 above, except that, upon Tenant's taking possession of the Demised Premises, the Demised Premises shall be Tenant's address for notice purposes. Notices to any other party hereto shall be delivered to the address specified in Article One as the address for such party. Any party hereto may change its notice address upon written notice to the other parties.

       14.8 ATTORNEYS' FEES. If on account of any breach or default by any party hereto in its obligations to any other party hereto (including but not limited to the Principal Broker), it shall become necessary for the nondefaulting party to employ an attorney to enforce or defend any of its rights or remedies hereunder, the defaulting party agrees to pay the nondefaulting party its reasonable attorneys' fees, whether or not suit is instituted in connection therewith.

       14.9   VENUE.   All obligations hereunder, including but not limited to
the payment of fees to the Principal Broker, shall be performable and payable in the county in which the Property is located.

       14.10 GOVERNING LAW. THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THIS LEASE.

       14.11 SURVIVAL. All obligations of any party hereto not fulfilled at the expiration or earlier termination as continuing obligations of such party.

       14.12 BINDING EFFECT. This Lease shall inure to the benefit of and be binding upon each of the parties hereto and their respective heirs, representatives, successors and assigns; provided, however, Landlord shall have no obligation to Tenant's successors or assigns unless the rights or interests of such successors or assigns are acquired in accordance with the terms of this Lease.


ARTICLE 15:   SPECIAL CONDITIONS


       15.1 EDA GRANT REQUIREMENTS. This Lease is of a portion of a facility, which portion is funded in part by a grant from the United States Department of Commerce Economic Development Administration. Consequently, the following special conditions are included in compliance with the terms of the grant:

              A. Tenant warrants and represents that they are in compliance with the Non-relocation Regulation set forth in 13 CFR Section 309.3, with the project boundaries as the 2.97 acres more or less located in Bexar County, Texas, on which this property is located. Tenant agrees to execute Certificates of Nonrelocation on or about the date of this Lease. Failure to provide such a Certificate of Nonrelocation or a violation of the Nonrelocation Regulation, shall be a default under this Lease.

              B. Tenant is generally prohibited from using federal funds for lobbying the executive or legislative branch of the Federal Government as provided in Section 319 of Public Law 101-121, which added
       Section 1352 to Chapter 13 of Title 31 of the United States Code. In this respect, Tenant is urged to become familiar with and will comply with the United States Department of Commerce "Interim Final Rule" published at 15 CFR Part 28.

              C. It is an absolute prerequisite to any assignment or subletting that Tenant must first furnish for transmittal to the Economic Development Authority of the United States Department of Commerce properly executed Economic Development Administration forms evidencing assurance of compliance with the Civil Rights Act of 1964 and evidencing that occupancy will not violate the Nonrelocation requirements of the Economic Development Associations Regulations at 13 CFR Section 309.3.

              D. Tenant shall comply with all applicable Federal, state, territorial and local laws, and, in particular, the following Federal Public Laws, the regulations issued thereunder and Executive Orders and Office of Management and Budget Circulars:

                     (1) The Public Works and Economic Development Act of 1965, P.L. 89-136, as amended (42 U.S.C. 3121, et seq.), and regulations in 13 CFR, Chapter III;

                     (2) The Davis-Bacon Act as amended (40 U.S.C. 276a to 276a (5); 42 U.S.C. 3222);

                     (3) The Contract Work Hours Standards Act, as amended (40 U.S.C. 327-333);

                     (4) The Copeland "Anti-Kickback" Act, as amended (40 U.S.C. 276 (c); 18 U.S.C. 874);

                     (5) Title VI of the Civil Rights Act of 1964, as amended (42 U.S.C. 2000d-2000d-4); Executive Orders 11114, 11246, and 11375; 41 CFR Part 60-4; P.L. 92-
                            65, Section 112, prohibiting sex discrimination on programs under the Public Works and Economic Development Act; 13 CFR Part 311 imposing civil rights requirements on recipients; regulations issued pursuant to the Age Discrimination Act of 1975 (42 U.S.C. 6101, et seq.); 15 CFR Part 20;
                            Section 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. 794), and the implementing regulations of the Department of Commerce in 15 CFR 8b, prohibiting discrimination against and providing fair and equitable treatment of the handicapped under programs or activities receiving Federal financial assistance; and such other civil rights legislation as is applicable;

                     (6) The Clean Air Act, as amended (42 U.S.C. 7401, et seq.);

                     (7) The Federal Water Pollution Control Act, as amended (33 U.S.C. 1251, et seq.);

                     (8) The Endangered Species Act, as amended (16 U.S.C. 1531, et seq.);

                     (9) The Coastal Zone Management Act of 1972, as amended (16 U.S.c. 1451, et seq.);

                     (10) The Safe Drinking Water Act of 1972, as amended (42 U.S.C. 300f-j9);

                     (11) The Energy Conservation and Production Act (applicable to construction of new residential and commercial structures) (42 U.S.C. 6801, et seq.);

                     (12) The Wild and Scenic Rivers Act, as amended (16 U.S.C. 1271, et seq.);

                     (13) The Historical and Archeological Data Preservation Act, as amended (16 U.S.c. 469a, et seq.);

                     (14) Executive Order 11990, Protection of Wetlands, May 24, 1977;

                     (15)   P.L. 90-480, as amended (42 U.S.C. 4151, et seq.),
                            and the regulations issued thereunder, prescribing standards for the design and construction of any building or facility intended to be accessible to the public or that may result in the employment of handicapped persons therein;

                     (16) The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, P.L. 91-646, as amended (42 U.S.c. 4601, et seq.) and 15 CFR Part 11;

                     (17) The Flood Disaster Protection Act of 1973, P.L. 93-234, as amended (42 U.S.C. 4002, et seq.), and regulations and guidelines issued thereunder by the Federal Emergency Management Administration (FEMA) or the Economic Development Administration;

                     (18) Executive Order 11988, Floodplain Management, May 24, 1977, and regulations and guidelines issued thereunder by the Economic Development Administration;

                     (19) The National Environmental Policy Act of 1969 (P.L. 91-190); the National Historic Preservation Act of 1966 (16 U.S.C. 470 et seq.); Executive Order 11593 of May 13, 1971, and all pertinent rules and regulations issued thereunder;

                     (20) The Lead-based Paint Poisoning Prevention Act (42 U.S.C. 4831) and the implementing regulation in 13 CFR 309.29;

                     (21) The Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901);

                     (22) The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. 9601 et seq.); and

                     (23) The Drug-Free Workplace Act of 1988, P.L. 100-690, Title V, Subtitle D, and 15 CFR Part 26 (55 FR 21678, May 25, 1990) for projects approved on or after March 18, 1989. A Drug-Free Workplace Act certificate is required prior to award approval.

                     (24) Restrictions on Lobbying, section 319 of P.L. 101-121, 15 CFR Part 28, (55 FR 6736-6748, 2/26/90).

                     (25) Executive Order 12549, Debarment and Suspension, and 15 CFR Part 26, Governmentwide Debarment and suspension (Nonprocurement).

              E. The Tenant agrees that, for the primary and any extended term of this Lease the premises will be properly and efficiently administered, operated and maintained, as required by Section 604 of P.L. 89-136 (42 U.S.C. 3204), for the purpose authorized by this Lease. Pursuant to the requirements of the Economic Development Agency, if the Landlord determines, at any time during the primary and extended term of this Lease, that the project is not being properly and efficiently administered, operated and maintained, the Landlord will terminate the Lease for cause and require the Tenant to repay the Grant Proceeds.

              F. The Tenant shall abide by the pertinent Property Management Standards set forth at 13 CFR Part 314.

              G. Tenant acknowledges that the Improvements are to be constructed with Grant Proceeds and that the Landlord and the Landlord's landlord could be forced to repay the Grant Proceeds in the event they breach the terms and conditions of the Economic Development Administration grant and that Tenant has been provided with a copy of those terms and conditions. Tenant agrees that it shall not take any action or omit to take any action which would cause the Grant Proceeds to be repaid and that it will cooperate with Landlord with regard to any requirements imposed under the grant, including but not limited to providing information to Landlord in a form satisfactory to Landlord to enable it to meet its obligations under the grant and comply with 15 CFR part 24, OMB Circular A-128, A-110, A-122 and A-123, and the Economic Development Administration's booklet entitled "Requirements for Approved Projects" to the extent they are applicable to Tenant or to the extent that Landlord requests that Tenant supply it with information necessary for Landlord to meet its obligations under the Economic Development Administration's grant.

       15.2 COMMITMENT TO THE TEXAS RESEARCH PARK AND RELOCATION. Tenant agrees that rather than relocate its facilities in the event its business requires additional expanded manufacturing facilities, it will locate such additions, expansions and new facilities in the Texas Research Park, Bexar County, Texas, unless: (i) environmental or governmental regulations prohibit pharmaceutical manufacturing; (ii) events which constitute force majeure (as defined in this Sublease) prohibit such expansion; (iii) Texas Research and Technology Foundation has not offered inducements to Tenant at least equal to those it offers as inducements to companies located outside the Texas Research Park to relocate its business inside the Texas Research Park; or
(iv) Tenant determines in good faith that for good and valid business reasons (excluding the obligation to pay Percentage Rent) to locate a Phase II or Phase III Facility at a location other than the Texas Research Park and pays to Landlord a fee according to the following schedule:

                     Years 0-7          $1,000,000.00
                     Years 8-10           $750,000.00
                     Years 11-12          $500,000.00

       In addition, if Tenant relocates as a part of a relocation of a Phase II or Phase III Facility, Tenant will pay Landlord up to two years of Base Rent if a tenant acceptable to Landlord is not found to lease the Premises following Tenant's relocation. Such payments will be due on an annual basis on the anniversary of the Commencement Date and will be prorated for the portion of the year during which the Premises are vacant. Tenant agrees that it will assist the Landlord in locating a tenant for the Premises that will not result in the Economic Development Administration to require repayment of the Economic Development Administration Grant. If the relocation of Tenant results in the Economic Development Administration demanding repayment of the Economic Development Administration Grant, Tenant will also pay the amount of the Economic Development Administration Grant on behalf of Landlord.

       Tenant agrees that it will not relocate the initial operations in the Premises unless same is done in connection with establishment of a Phase II or Phase III facility or unless Tenant is acquired by an unrelated third party, in which event the provisions set out above with respect to relocation shall also be applicable to a relocation made under these latter circumstances.

       For purposes of this Section 16.2, Tenant agrees that the operation of a Phase II or Phase III Facility by any Affiliate shall be treated as the operation of such facility by Tenant.


ARTICLE 16:   CITY REQUIRED PROVISIONS

       The terms of the Industrial District Non-Annexation Agreement between Texas Research and Technology Foundation and the City of San Antonio, Texas requires that the following be made a part of this Lease:

       "This conveyance (or where applicable, lease) is made and accepted and SUBJECT TO the following special provisions: Tenant hereby assumes and promises to keep and perform the terms and conditions of that certain Industrial District Non-Annexation Renewal Agreement and Fire Services Agreement amendatory thereof executed by the City of San Antonio and Texas Research and Technology Foundation, which Industrial District Non-Annexation Renewal Agreement and Basic Fire Services Agreement are of record in the Real Property Records of Bexar County, Texas, as to the parcel conveyed. The City shall have, upon the expiration of the deferment period, the right to exercise any or all of the following:

       (1) the right to refuse or to discontinue the Fire Services Agreement to the parcel or parcels; and/or

       (2) right to de-designate as part of the Industrial District the parcel or parcels subject to these special provisions: 'Any delay on the part of the City of San Antonio to exercise such rights shall not constitute a waiver of such rights. The remedies set out in this Agreement are applicable to these special provisions. The above restriction shall be a covenant running with the land for the period of the above referenced Agreements'."


       EFFECTIVE as of the date stated in Section 1.01 above,


                                   TRTF/CTRCRF BUILDING CORPORATION


                                   By:    /s/ York Duncan
                                       -----------------------------------------
                                   Name:    York Duncan
                                         ---------------------------------------
                                   Title:    President
                                          --------------------------------------

                                                                      "Landlord"
                                   ILEX ONCOLOGY INC.


                                   By:    /s/ Richard L. Love
                                       -----------------------------------------
                                   Name:    Richard L. Love
                                         ---------------------------------------
                                   Title:    President
                                          --------------------------------------
                                                                        "Tenant"

                                   EXHIBIT A

                               FLOOR OR SITE PLAN


                                [To be provided]

                                   EXHIBIT B

                              PROPERTY DESCRIPTION


                                [To be provided]

                                   EXHIBIT C

                                RENEWAL OPTIONS


PROPERTY ADDRESS OR DESCRIPTION:   14785 Omicron Drive, San Antonio, Texas,
                                   78245

DATE OF LEASE:

       1.   OPTION(S) TO EXTEND TERM

       Landlord hereby grants to Tenant options (the "Options") to extend the Lease Term for three (3) additional term(s) of five (5) years each (the "Extensions"], on the same terms, conditions and covenants set forth in the Lease Agreement, except the rental for each such Extension must be agreed to prior to the date of exercise of the Option in question. Each Option shall be exercised only by written notice delivered to the Landlord at least One Hundred Eighty (180) days before the expiration of the Lease Term or the preceding Extension of the Lease Term. If Tenant fails to deliver Landlord notice of the exercise of an Option within the prescribed time period, such Option and any succeeding Options shall lapse, and there shall be no further right to extend the Lease Term. Each Option shall be exercisable by Tenant on the express condition that at the time of the exercise, and at all times prior to the commencement of such Extension(s), Tenant shall not be in default under any of the provisions of this Lease. The foregoing Option(s) are personal to Tenant and may not be exercised by any assignee or subtenant, without the prior written consent of Landlord.

       2.     CALCULATION OF RENT

       The Base Rent during the Extension(s) shall be determined by one of the
following methods:   [INDICATED BY CHECKING THE APPROPRIATE BOX UPON THE
EXECUTION OF THE LEASE AGREEMENT]

       [ ]    (a) Consumer Price Index Adjustment
       [x]    (b) Fair Rental Value Adjustment
       [ ]    (c) Fixed Rental Adjustment

              A.  CONSUMER PRICE INDEX ADJUSTMENT

              The monthly rent during the particular Extension shall be determined by multiplying the monthly installment of Base Rent during the Lease Term by a fraction determined as follows:

                     (1)     The numerator shall be the latest Index.
                     (2)     The denominator shall be the initial Index.

              If such computation would reduce, the rent for the particular Extension, it shall be disregarded, and the rent during the immediately preceding period shall apply instead.

              The Index, as defined herein, shall mean the Consumer Price Index for Urban Consumers (all items), Dallas/Fort Worth, Texas, area (1984 =
       100) published by the United States Department of Labor, Bureau of Labor Statistics.

              The initial Index shall mean the Index published for the nearest calendar month preceding the commencement date of the Lease Term. The latest Index shall mean the Index published for the nearest calendar month preceding the first day of the Extension.

              If a base year other than 1984 is adopted, the Index shall be converted in accordance with the appropriate conversion factor. If the Index is discontinued or revised, such other Index or computation with which it is replaced shall be used in order to obtain substantially the same result as would have been obtained it if had not discontinued or revised.

              B.  FAIR RENTAL VALUE ADJUSTMENT

              The Base Rent shall be increased on the first day of the particular Extension to the "Fair Rental Value" of the Demised Premises, determined in the following manner:

                     (1) If the Landlord and Tenant have not been able to agree on the Fair Rental Value Adjustment prior to the date the option is required to be exercised, the rent for the Extension shall he determined as follows: Within fifteen (15) days following the exercise of the option, Landlord and Tenant shall endeavor in good faith to agree upon a single appraiser. If Landlord and Tenant are unable to agree upon a single appraiser within said fifteen (15) day period, each shall then, by written notice to the other, given within ten (10) days after said fifteen (15) day period, appoint one appraiser. Within ten (10) days after the two appraisers are appointed, they shall appoint a third appraiser. If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period the single appraiser appointed shall determine the Fair Rental Value of the Demised Premises. Each party shall hear the cost of the appraiser appointed by it and the parties shall share equally the cost of the third appraiser.

                     (2) The "Fair Rental Value" of the Demised Premises shall mean the price that a ready and willing tenant would pay as of the commencement of the Extension as monthly rent to a ready and willing landlord of demised premises comparable to the Demised Premises if such property were exposed for lease on the open market for a reasonable period of time and taking into account all of the purposes for which such property may be used and not just the use proposed to be made of the Demised Premises by Tenant. The Fair Rental Value of the Demised Premises shall be the average of the two of the three appraisals which are closest in amount, and the third appraisal shall be disregarded. In no event shall the rent be reduced by reason of such computation. If the Fair Rental Value is not determined prior to the commencement of the Extension, then Tenant shall continue to pay to Landlord the rent applicable to the Demised Premises immediately prior to such Extension until the Fair Rental Value is determined, and when it is determined,

                 Tenant shall pay to Landlord within ten (10) days after receipt of such notice the difference between the rent actually paid by Tenant to Landlord and the new rent determined hereunder.

       C.  FIXED ADJUSTMENTS

The Base Rent shall be increased to the following amounts on the following dates:


              Date                                                     Amount

-------------------------------------------       ------------------------------


-------------------------------------------       ------------------------------


-------------------------------------------       ------------------------------


-------------------------------------------       ------------------------------




INITIALS:  LANDLORD:  /s/ YD               INITIALS:   TENANT:    /s/ RLL
                     --------------                             --------------


                     --------------                                    -------

                                   EXHIBIT D

                             RIGHT OF FIRST REFUSAL

                                      NONE

                                   EXHIBIT E

                                   GUARANTEE

                                 NOT APPLICABLE

                                   EXHIBIT F

                             EXPENSE REIMBURSEMENTS


PROPERTY ADDRESS OR DESCRIPTION:   14785 Omicron Drive, San Antonio, Texas,
                                   78245

DATE OF LEASE:

       1.     EXPENSE REIMBURSEMENT

       Tenant shall pay the Landlord, as additional rental hereunder, a portion of the following expenses, as defined hereafter, incurred, levied or assessed for or against the Demised Premises: [Check those that are to apply. Boxes not checked do not apply.]

       [x] Ad Valorem Taxes
       [x] Insurance Premiums
       [x] Common Area Maintenance Charges (CAM)
       [x] Operating Expenses

(herein collectively called "Reimbursement")

    2. EXPENSE REIMBURSEMENT LIMITATIONS

       The amount of Tenant's Reimbursement obligation shall be determined by one of the following methods: [Check only the one applicable box]

       [ ] Base Year/Expense Stop Adjustment
       [x] Pro Rata Adjustment
       [ ] Fixed Amount Adjustment

The calculation for each of said methods is set forth under Section 4 below.

       3.     EXPENSE REIMBURSEMENT PAYMENTS

       Tenant agrees to pay the applicable Reimbursement within thirty (30) days after receiving an invoice therefor from Landlord. If at any time during the Lease Term or any renewals or extensions Landlord has reason to believe that at some time within the immediately succeeding 12-month period Tenant will owe Landlord a payment pursuant to this provision, Landlord may direct Tenant to pay monthly an estimated portion of the projected future amount. Tenant agrees that any such payment directed by Landlord shall be due and payable monthly on the same day that the Base Rent is due. Any Reimbursement relating to partial calendar years shall be prorated accordingly.

       4.     DEFINITIONS

       A. AD VALOREM TAXES: All general real estate taxes, general and special assessments, parking surcharges, rent taxes, and other similar governmental charges levied against the Property for each calendar year.

       B. INSURANCE PREMIUMS: All insurance premiums attributable to the Property, including, but not limited to, premiums for fire, casualty, and extended coverage, liability coverage, and loss of rents coverage.

       C. COMMON AREA MAINTENANCE CHARGES: All costs of the ownership, operation, and maintenance of the common area, including, but not limited to, those costs for security, lighting, painting, cleaning, inspecting, and repairing which may be incurred by Landlord, in its discretion, including a reasonable allowance for Landlord's overhead and management. The term "common area" is defined as that part of the Property intended for the common use of all tenants, including, but not limited to, the parking areas, landscaping, loading areas, sidewalks. malls, promenades (enclosed or otherwise), public rest rooms, meeting rooms, corridors, and curbs. Common area maintenance shall not include depreciation on Landlord's original investment, cost of tenant improvements, real estate brokers' fees, and interest or depreciation on capital investments.

       D. OPERATING EXPENSES: All costs of management, operation, and maintenance of the Property, including, but not limited to, wages, salaries, janitorial services, maintenance, repairs, and cost of utilities. Operating expenses shall not include depreciation on Landlord's original investment, cost of tenant improvements, real estate brokers' fee, and interest or depreciation on capital investments.

       E. BASE YEAR/EXPENSE STOP ADJUSTMENT: If the Landlord's ad valorem taxes, insurance premiums, common area maintenance charges and/or operating expenses for the Property for any calendar year during the term hereof or during any extension of this lease increase over (1) such amounts paid by Landlord for the Base Year _______, or (2) $____________ per square foot per year [choose one], Tenant agrees to pay its share of such increase based on the square footage contained in the Demised Premises in proportion to the square footage of leasable area of the Property.

       F. PRO RATA ADJUSTMENT: Tenant shall pay to Landlord its pro rata share of the total amount of Landlord's insurance premiums, ad valorem taxes, common area maintenance charges, and/or operating expenses for any calendar year during the term hereof and during any extension of this lease. Tenant's pro rata share of such amount shall be based on the square footage contained in the Demised Premises in proportion to the square footage of the leasable area of the Property.

       G. FIXED AMOUNT ADJUSTMENT: Tenant shall pay as additional rent the following monthly amounts as Tenant's Reimbursement to Landlord for the ad valorem taxes, insurance premiums, common area maintenance charges, and/or operating expenses assessed or levied against the Property:

       Ad Valorem Taxes                           $  -0-         per month
                                                   -------------
       Insurance Premiums                         $  750         per month
                                                   -------------
       Common Area Maintenance Charges            $  360         per month
                                                   -------------
       Operating Expenses                         $  145         per month
                                                   -------------

INITIALS:  LANDLORD:  /s/ YD               INITIALS:   TENANT:   /s/ RLL
                     --------------                             --------------

                                                                         4/7/95
                     --------------                                    --------

                                   EXHIBIT G

                          CONSTRUCTION OF IMPROVEMENTS

PROPERTY ADDRESS OR DESCRIPTION:   14785 Omicron Drive, San Antonio, Texas,
                                   78245

DATE OF LEASE:

       1.     CONSTRUCTION OF IMPROVEMENTS:

       A. Landlord agrees to construct (or complete) a building and other improvements upon the Demised Premises in accordance with detailed Plans and Specifications to be prepared forthwith by Landlord and delivered to Tenant. Upon approval by Tenant, two or more sets of said Plans and Specifications shall be signed by both parties, with one signed set retained by Tenant. Changes to said Plans and Specifications thereafter shall be made only by written addenda signed by both parties. Tenant agrees that its approval of the plans shall constitute its agreement that: (i) Tenant waives any and all claims that it has or may have regarding design defects or the adequacy of the Plans and Specifications; and (ii) the Improvements if constructed in accordance with the Plans and Specifications will be suitable for Tenant's commercial purposes.

       B. Upon approval of said Plans and Specifications, Landlord shall forthwith begin construction and pursue same to completion with reasonable diligence in a good and workmanlike manner.

       2.      COMPLETION DATE:

       A. It is estimated by Landlord that the building and other improvements shall be completed by October 1, 1995.

       B. Landlord shall notify Tenant in writing when construction has been completed. Tenant shall thereupon inspect the building and other improvements, and if same have in fact been completed in accordance with the Plans and Specifications, the Lease Term shall begin upon the date of completion with Base Rent due and payable as provided in Article Three of the Lease.

       C. If the building and other improvements have not in fact been completed in accordance with the Plans and Specifications, written notification of the items deemed incomplete shall be given by Tenant to Landlord immediately following inspection. Landlord shall forthwith proceed to finish the incomplete items, and the lease term shall begin upon the date that such items are in fact complete.

       D. Completion, as used herein, shall mean substantial completion. Substantial completion shall mean at such time as the Landlord obtains a Certificate of Occupancy issued by the local municipal authorities whose jurisdiction includes the Demised Premises, and is the stage when the construction is sufficiently complete in accordance with the Plans and Specifications that the Tenant can occupy or utilize the Demised Premises for its intended use, except for minor "punch list" items remaining to be completed.

       3. LETTER OF ACCEPTANCE: Tenant agrees to execute and deliver to Landlord, a Letter of Acceptance, addressed to Landlord and signed by Tenant (or iis authorized representative) acknowledging that construction has been completed in accordance with the Plans and Specifications and acknowledging the Commencement Date of the Lease Term.

       4. TAKING OF POSSESSION: The taking of possession of the Demised Premises by Tenant shall be deemed conclusively to be acknowledgment by Tenant that construction has been completed in accordance with Plans and Specifications (except for latent defects) and that the Lease Term has begun as of the date of completion.

       5. FAILURE TO COMPLETE: In the event that the building and other improvements have not been completed in accordance with the Plans and Specifications by January 9, 1997, or by such date as extended by application of Section 15.1, Tenant shall have the right and option to terminate this Lease by giving written notice of Tenant's intention to terminate as of a certain date not less than fifteen (15) days prior to said certain date. If the building and other improvements have not been completed by said certain date and all punch list items corrected or completed by said date, this lease shall, at the option of Tenant, terminate with no further liability of one party to the other.


INITIALS:  LANDLORD:  /s/ YD               INITIALS:   TENANT:   /s/ RLL
                     --------------                             --------------

                                                                        4/7/95
                     --------------                                    -------

                                   EXHIBIT H

                   METHOD OF CALCULATION OF PERCENTAGE RENTAL


       During the first two years of the Lease, the obligation to pay Percentage Rent will only arise after Tenant has made two million dollars ($2,000,000.00) in Gross Sales during such year. Once Tenant has made two million dollars ($2,000,000.00) in Gross Sales in such lease year, it will owe Percentage Rent of three percent (3%) on the initial two million dollars ($2,000,000.00) of Gross Sales, and two percent (2%) of Gross Sales greater than two million dollars ($2,000,000.00), but less than five million dollars ($5,000,000.00) and one percent (1%) of Gross Sales in excess of five million dollars ($5,000,000.00) up to Gross Sales of one hundred million dollars ($100,000,000.00).

       During the third year of the Lease, the obligation to pay Percentage Rent will only arise after Tenant has made one and one-half million dollars ($1,500,000.00) in Gross Sales during that year. Once Tenant has made one and one-half million dollars ($1,500,000.00) in Gross Sales, it will owe percentage rental of three percent (3%) of all Gross Sales in excess of one and one-half million dollars ($1,500,000.00) up to two million dollars ($2,000,000.00). If Gross Sales exceed two million dollars ($2,000,000.00), it will owe three percent (3%) of all Gross Sales on the initial two million dollars ($2,000,000.00) and two percent (2%) of all Gross Sales greater than two million dollars ($2,000,000.00), but less than five million dollars ($5,000,000.00) and one percent (1%) of all Gross Sales in excess of five million dollars ($5,000,000.00) up to Gross Sales of one hundred million dollars ($100,000,000.00).

       During the fourth year of the Lease, and for any year thereafter during the primary term of this Lease, Tenant shall pay Percentage Rent for each year of the Lease of three percent (3%) of all Gross Sales up to two million dollars ($2,000,000.00), two percent (2%) of all Gross Sales greater than two million dollars ($2,000,000.00) and less than five million dollars ($5,000,000.00), and one percent (1%) of all Gross Sales in excess of five million dollars ($5,000,000.00) up to Gross Sales of one hundred million dollars ($100,000,000.00).

       Once the obligation to pay Percentage Rent arises during any year during the primary term of this Lease, Tenant shall pay Percentage Rental for prior months of that year in accordance with the foregoing method of calculation.



INITIALS:  LANDLORD:  /s/ YD               INITIALS:   TENANT:   /s/ RLL
                     --------------                             --------------

                                                                        4/7/95
                     --------------                                    -------